EXHIBIT 99.1

Piedmont Office Realty Trust Reports First Quarter 2014 Results
ATLANTA, April 30, 2014 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A office properties located predominantly in ten of the largest U.S. office markets, today announced its results for the quarter ended March 31, 2014.
Highlights for the Three Months Ended March 31, 2014:

•	Achieved Core Funds From Operations ("CFFO") of $0.36 per diluted share for the quarter ended March 31, 2014;

•	Completed 415,000 square feet of leasing during the first quarter primarily related to new tenants for vacant space;

•	Disposed of two non-core assets during the first quarter and entered into a binding contract to sell two others;

•	Used proceeds from the sales of non-core assets as its primary funding source to purchase 3.2 million shares of its common stock, at an average price of $16.54 per share;

•	Issued $400 million in ten-year, unsecured notes and used the majority of the proceeds to repay a $350 million secured debt facility which was scheduled to mature in 2014; and

•	Used proceeds from a recently issued unsecured term loan to pay off $225.0 million in secured loans.

Donald A. Miller, CFA, President and Chief Executive Officer said, "We are pleased with our results for the first quarter of 2014. They were in-line with our expectations. The majority of our leasing volume was driven by new leases for currently vacant space and we expect this trend to continue over the next few years given our low amount of upcoming lease expirations. We remain optimistic about achieving positive net lease absorption over the next few years.”

Results for the First Quarter ended March 31, 2014

Piedmont's net income available to common stockholders for the first quarter of 2014 was $9.4 million, or $0.06 per diluted share, as compared with $14.7 million, or $0.09 per diluted share, for the first quarter of 2013. The current year's results include increases in income associated with new leases commencing and properties acquired during or after the first quarter of 2013; however, this additional income was more than offset by the expiration of two large governmental tenants in Piedmont's Washington, D.C. portfolio during 2013. Additionally, the prior year's first quarter results included a $6.4 million impairment charge associated with an asset sold during 2013 and the current quarter's results include $3.0 million in insurance recoveries associated with previously recognized casualty losses and litigation settlement expense. Finally, the current quarter reflects $2.5 million, or $0.02 per diluted share, of additional interest expense primarily associated with higher outstanding debt balances during the current quarter as a result of property acquisitions made by the Company during 2013 and shares repurchased pursuant to the Company's stock repurchase plan.

Revenues for the quarter ended March 31, 2014 were $136.3 million, as compared with $132.2 million for the same period a year ago, primarily reflecting increased revenue associated with the acquisition of five properties during 2013.

Property operating costs were $58.3 million for the quarter ended March 31, 2014, as compared to the prior period of $52.2 million, primarily as a result of additional expenses associated with properties acquired during 2013 as well as higher recoverable utility and snow removal costs associated with an unusually cold winter. General and administrative expenses were $4.6 million for the current quarter, comparable to $4.5 million for the quarter ended March 31, 2013.

Funds From Operations ("FFO") for the current quarter totaled $58.0 million, or $0.37 per diluted share, as compared with $60.2 million, or $0.36 per diluted share, for the quarter ended March 31, 2013. The current quarter includes $3.0 million, or approximately $0.02 per diluted share, in net insurance recoveries related to casualty losses and litigation settlement expense incurred in prior periods. In addition, per share results reflect a reduction in weighted average shares outstanding as a result of shares repurchased over the previous twelve months pursuant to the Company's stock repurchase plan.

Core FFO, which excludes acquisition costs and the insurance recoveries mentioned above, totaled $55.1 million, or $0.36 per diluted share, for the current quarter, as compared to $61.6 million, or $0.37 per diluted share, for the quarter ended March 31, 2013.

Adjusted FFO (“AFFO”) for the first quarter of 2014 totaled $32.0 million, or $0.21 per diluted share, comparable to $36.6 million, or $0.22 per diluted share, in the first quarter of 2013.

Leasing Update

During the first quarter of 2014, the Company executed approximately 415,000 square feet of leasing throughout its markets. Due to low lease expirations during 2014, the majority of the leasing in the first quarter related to new leases. Of the leases signed during the quarter, approximately 118,000 square feet, or 28%, was renewal-related and 297,000 square feet, or 72%, was with new tenants.

As of March 31, 2014, the Company had approximately 2.2 million square feet of commenced leases that were in some form of abatement, as well as approximately 0.8 million square feet of executed leases for currently vacant space yet to commence. Same store net operating income (on a cash basis) for the quarter was $61.9 million, reflecting a decrease from the first quarter of the prior year, primarily as a result of timing differences associated with re-tenanting portions of Aon Center and 6021 Connection Drive following the expiration of two large tenant leases, as well as the restructuring of the Independence Blue Cross lease at the 1901 Market Street building during 2013. In addition, the expiration of a governmental lease at One Independence Square in our Washington, D.C. portfolio during March 2013 also negatively impacted the current quarter’s SSNOI.

The Company's overall portfolio was 86.7% leased and the stabilized portfolio was 88.8% leased as of March 31, 2014, with a weighted average lease term remaining of approximately 7.3 years. Details outlining Piedmont's significant upcoming lease expirations and the status of current leasing activity can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Capital Markets, Financing and Other Activities

During the three months ended March 31, 2014, Piedmont sold two non-core assets, 11107 and 11109 Sunset Hills Road in Reston, VA, for $22.6 million. The sales resulted in a combined loss on sale of real estate assets of $0.1 million that is included in the Company's results of operations for the three months ended March 31, 2014.

In addition, during the first quarter, the Company entered into a binding contract to sell 4685 Investment Drive and 1441 W. Long Lake Road in Troy, MI for approximately $19.4 million, or $104 per square foot. The transaction closed on April 30, 2014.

Further commenting on prospective transactional activity, Mr. Miller stated "While almost 90% of our revenue is now derived from nine markets, we continue to evaluate further acquisitions and to work towards exiting non-strategic markets. However, due to current market pricing we will only make acquisitions that strongly fit strategic concentration goals. We believe the greatest opportunity today remains in acquiring our own stock at a substantial discount to what we estimate to be our net asset value."

As previously announced, the Company also issued $400 million in ten-year, unsecured notes during the first quarter. The proceeds were used to repay a $350 million secured loan that opened for prepayment without penalty in March 2014 and for general corporate purposes. In conjunction with the issuance of the notes, Piedmont settled five previously outstanding forward starting swap agreements for a cash gain of approximately $15.0 million. The effective rate of the notes before consideration of the $15.0 million swap gain was 4.5%. The gain was recorded as accumulated other comprehensive income and will be amortized as an offset to interest expense over the term of the notes, effectively fixing the interest rate on the notes at 4.1%.

Further, during the first quarter of 2014, the Company used proceeds from a new $300 million five-year term loan entered into during the fourth quarter of 2013 to repay $225 million in mortgages, with the remaining $75 million of proceeds being used to reduce the outstanding balance on the Company's line of credit. $200 million of the $300 million term loan has been swapped to a fixed rate of 2.79%, with the rate on the remaining $100 million floating at LIBOR plus 1.2%. On a combined basis, the repayment of the two secured loans during the current quarter decreased the Company's secured debt position from 49% as of December 31, 2013 to 20% as of March 31, 2014 and frees 85% of the Company's net operating income from real estate assets from mortgage encumbrance.

The Company used proceeds from the sales of non-core assets as its primary funding source to purchase 3.2 million shares of its common stock, at an average price of $16.54 per share during the three months ended March 31, 2014. As of March 31, 2014, Board-approved capacity remaining for additional repurchases under the plan approximated $37 million.

Subsequent to Quarter End

On April 30, 2014, the board of directors of Piedmont declared dividends for the second quarter 2014 in the amount of $0.20 per share on its common stock to stockholders of record as of the close of business on May 30, 2014. Such dividends are to be paid on June 20, 2014.

Guidance for 2014

Based on management's expectations, the Company affirms guidance for full-year 2014 as follows:

(in millions, except per share data)	Low		High
Net Income	$46	-	$59
Add: Depreciation, Amortization, and Other	180	-	181
Core FFO	$226	-	$240
Core FFO per diluted share	$1.42	-	$1.50

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, May 1, 2014 at 10:00 A.M. Eastern daylight time ("EDT"). The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (877) 407-0778 for participants in the United States and Canada and (201)689-8565 for international participants. A replay of the conference call will be available through May 15, 2014, and may be accessed by dialing (877)660-6853 for participants in the United States and Canada and (201)612-7415 for international participants, followed by conference identification code 13579996. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review first quarter 2014 performance, discuss recent events and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the period ended March 31, 2014 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in the ownership and management of high-quality Class A office buildings located primarily in ten of the largest U.S. office markets, including Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Minneapolis, New York, Central Florida and Washington, D.C.

Approximately 60% of its tenants are investment grade-rated or governmental tenants, and many others are blue chip or nationally-recognized companies. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets.  Investment grade-rated by Standard & Poor's (BBB) and Moody's (Baa2), Piedmont has maintained a relatively low leverage strategy throughout its sixteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company's expectations regarding leasing volume over the next several year being driven by new leases for currently vacant space; the Company's expectations regarding achievement of positive net lease absorption over the next few years; the Company's expectations regarding the benefits of acquiring its own stock; and the Company's estimated range of Net Income, Depreciation and Amortization, Insurance Recoveries, Core FFO and Core FFO per diluted share for the year ending December 31, 2014.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2013, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)
	March 31, 2014	December 31, 2013
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$682,429	$686,359
Buildings and improvements	4,127,343	4,126,532
Buildings and improvements, accumulated depreciation	(997,350)	(972,531)
Intangible lease assets	139,141	144,947
Intangible lease assets, accumulated amortization	(69,997)	(71,588)
Construction in progress	28,847	24,269
Real estate assets held for sale, gross	20,529	21,630
Real estate assets held for sale, accumulated depreciation and amortization	(6,590)	(7,635)
Total real estate assets	3,924,352	3,951,983
Investments in unconsolidated joint ventures	13,855	14,388
Cash and cash equivalents	9,271	6,973
Tenant receivables, net of allowance for doubtful accounts	22,196	31,145
Straight line rent receivables	147,360	138,293
Restricted cash and escrows	751	394
Prepaid expenses and other assets	28,154	24,771
Goodwill	180,097	180,097
Interest rate swaps	464	24,176
Deferred financing costs, less accumulated amortization	8,545	8,759
Deferred lease costs, less accumulated amortization	273,709	281,790
Other assets held for sale, net	3,191	3,319
Total assets	$4,611,945	$4,666,088
Liabilities:
Unsecured debt, net of discount	$1,617,297	$1,014,680
Secured debt	412,525	987,525
Accounts payable, accrued expenses, and accrued capital expenditures	130,530	128,818
Deferred income	23,042	22,267
Intangible lease liabilities, less accumulated amortization	45,227	47,113
Interest rate swaps	4,366	4,526
Total liabilities	2,232,987	2,204,929
Stockholders' equity :
Common stock	1,543	1,575
Additional paid in capital	3,669,561	3,668,906
Cumulative distributions in excess of earnings	(1,305,321)	(1,231,209)
Other comprehensive income/(loss)	11,562	20,278
Piedmont stockholders' equity	2,377,345	2,459,550
Non-controlling interest	1,613	1,609
Total stockholders' equity	2,378,958	2,461,159
Total liabilities and stockholders' equity	$4,611,945	$4,666,088

Total Gross Assets (1)	4,998,289	5,003,737
Number of shares of common stock outstanding at end of period	154,278	157,461
(1) Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended
	3/31/2014	3/31/2013
Revenues:
Rental income	$110,904	$106,055
Tenant reimbursements	24,929	25,465
Property management fee revenue	487	631
Total revenues	136,320	132,151
Expenses:
Property operating costs	58,271	52,155
Depreciation	33,644	28,825
Amortization	14,573	9,009
General and administrative	4,555	4,548
Total operating expenses	111,043	94,537
Real estate operating income	25,277	37,614
Other income (expense):
Interest expense	(18,926)	(16,373)
Other income/(expense)	(90)	(1,277)
Net recoveries/(loss) from casualty events and litigation settlements	3,042	(161)
Equity in income/(loss) of unconsolidated joint ventures	(266)	395
Total other income (expense)	(16,240)	(17,416)
Income from continuing operations	9,037	20,198
Discontinued operations:
Operating income	466	859
Impairment loss	—	(6,402)
Loss on sale of real estate assets	(106)	—
Income from discontinued operations	360	(5,543)
Net income	9,397	14,655
Less: Net income attributable to noncontrolling interest	(4)	(4)
Net income attributable to Piedmont	$9,393	$14,651
Weighted average common shares outstanding - diluted	155,025	167,810
Per Share Information -- diluted:
Income from continuing operations	$0.06	$0.12
Income from discontinued operations	$—	$(0.03)
Net income available to common stockholders	$0.06	$0.09

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2014	3/31/2013
Net income attributable to Piedmont	$9,393	$14,651
Depreciation (1) (2)	33,727	29,886
Amortization (1)	14,804	9,220
Impairment loss (1)	—	6,402
Loss on sale of real estate assets (1)	106	—
Funds from operations*	58,030	60,159
Acquisition costs	66	1,244
Net (recoveries)/loss from casualty events and litigation settlements	(3,042)	161
Core funds from operations*	55,054	61,564
Deferred financing cost amortization	863	594
Amortization of discount on Senior Notes	34	—
Depreciation of non real estate assets	114	98
Straight-line effects of lease revenue (1)	(9,412)	(4,032)
Stock-based and other non-cash compensation expense	636	594
Net effect of amortization of below-market in-place lease intangibles (1)	(1,364)	(1,065)
Acquisition costs	(66)	(1,244)
Non-incremental capital expenditures (3)	(13,821)	(19,920)
Adjusted funds from operations*	$32,038	$36,589
Weighted average common shares outstanding - diluted	155,025	167,810
Funds from operations per share (diluted)	$0.37	$0.36
Core funds from operations per share (diluted)	$0.36	$0.37
Adjusted funds from operations per share (diluted)	$0.21	$0.22

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, impairment losses, and gains or losses on consolidation, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended
	3/31/2014	3/31/2013

Net income attributable to Piedmont	$9,393	$14,651
Net income attributable to noncontrolling interest	4	4
Interest expense	18,926	16,373
Depreciation (1)	33,841	29,984
Amortization (1)	14,804	9,220
Acquisition costs	66	1,244
Impairment loss	—	6,402
Net (recoveries)/loss from casualty events and litigation settlements	(3,042)	161
Loss/(gain) on sale of real estate assets (1)	106	—
Loss on consolidation	—	—
Core EBITDA*	74,098	78,039
General & administrative expenses (1)	4,582	4,609
Management fee revenue	(259)	(356)
Other expense/(income) (1)	30	21
Straight line effects of lease revenue (1)	(9,412)	(4,032)
Amortization of lease-related intangibles (1)	(1,364)	(1,065)
Property Net Operating Income (cash basis)*	67,675	77,216
Acquisitions	(5,798)	(860)
Dispositions	(364)	(1,022)
Other investments	382	(2,704)
Same Store NOI (cash basis)*	$61,895	$72,630
Change period over period in same store NOI	(14.8)%	N/A

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of net operating income associated with property management performed by Piedmont for other organizations. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are eliminated. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.